Exhibit 99

Investor Contact	Media Contact
Kelly Pasterick	Monica Orbe
+ 1 212 836-2674	+ 1 212 836 2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Alcoa to Permanently Close Remaining Potlines

at Massena East Smelter

Closure Furthers Alcoa’s Strategy to Lower Cost Base in Commodity Business

NEW YORK, January 15, 2014 — Alcoa (NYSE: AA) today announced it will permanently close the remaining two potlines at its Massena East smelter in New York in the first quarter of this year. The decision was made because the potlines are no longer competitive. One of three potlines at the facility was permanently closed in August 2013. The closure will reduce Alcoa’s smelting capacity by 84,000 metric tons. The Massena West facility will continue to operate.

“We will be working with our unions, state, local and other stakeholders to minimize the impact of these changes,” said Bob Wilt, president of Alcoa Global Primary Products. “We appreciate the support of the New York Power Authority and will work with them and others to ensure our continuing success at Massena West.”

Alcoa’s review of its primary metals operations is consistent with the Company’s 2016 goal of lowering its position on the world aluminum production cost curve to the 38th percentile, and the alumina cost curve to the 21st percentile.

In 2013, the Company met its goal of lowering its cost position in both aluminum smelting and alumina refining, having reached the 43rd percentile on the global aluminum cost curve, and 27th percentile on the global alumina cost curve. These shifts represent an 8 point movement and 3 point movement, respectively, since 2010.

Including the closure of the remaining two potlines at Massena East, Alcoa has announced closures or curtailments representing 361,000 metric tons of the 460,000 metric tons placed under review in May of 2013. Once the Massena East potline closure is complete, Alcoa will have total smelting operating capacity of 3,950,000 metric tons, with approximately 655,000 metric tons of capacity idle.

“We are taking decisive action to close the remaining potlines, given they are no longer competitive,” Wilt added. “We continue to reshape our commodity business to ensure it is positioned for long-term success.”

Total restructuring-related charges for the first quarter of 2014 associated with the above closure are expected to be between $60 and $70 million after-tax, or $.06 per share, of which approximately 40 percent is non-cash.

About Alcoa

Alcoa is a global innovation leader in lightweight metals, products and solutions. Its technology, expertise and industry reach continue to advance automotive and aerospace transportation, building and construction, consumer electronics and packaging, defense applications across air, land and sea, and the oil and gas industry. Alcoa pioneered the modern-day aluminum industry 125 years ago and today is a leader in delivering value-add products made from a range of lightweight metals and flat-rolled aluminum. Alcoa is also a world leading producer of primary aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. Alcoa has been a member of the Dow Jones Sustainability Index for 12 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 60,000 people in 30 countries around the world. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “estimates,” “expects,” “goal,” “is scheduled,” “plans,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning targeted financial results or operating performance, and statements about Alcoa’s strategies, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa; (d) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues in its Global Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs, productivity improvement, cash sustainability, and other initiatives; (e) Alcoa’s inability to complete its modernization programs or to realize expected benefits from newly constructed, expanded, or acquired facilities, in each case as planned and by targeted dates; (f) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, foreign currency exchange rates, tax rates, civil unrest, or other events beyond Alcoa’s control; (g) changes in preliminary accounting estimates due to the significant judgments and assumptions required; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.